SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K




                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report:  March 17, 2000


                                   NELX, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)



     Kansas                        0-21210                   84-0922335
----------------                   -------                   ----------
(State or other                    (Commission               (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)


                     10525 W, 23rd Place, Lakewood, CO 80215
                    -----------------------------------------
             (New address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 304-622-9599



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Item 1.           Changes in Control of Registrant

         None.

Item 2.           Acquisition or Disposition of Assets

        The Board of Directors of NELX, Inc. as a result of due diligence on the proposed acquisitions of Reliable Energy Producers, Inc. rejected the acquisition.

         The Board was unable to justify the value placed on the coal bed methane lease or to obtain a direct relationship with the coal company that was necessary to develop the project with Square Roots, Incorporated.

     The acquisition of Square Roots, Incorporated was approved by the Board. Under the terms of the Agreement, NELX, Inc. will exchange one million shares of the NELX, Inc. stock for all the issued shares of Square Roots, Incorporated. There is to be no other remuneration for the acquisition. This acquisition is subject only to final review of all environmental issues and permits by the NELX, Inc. Board. Financial statements of Square Roots, Inc. will be filed within 30 days in an 8-K. Square Roots, Inc. is a producer of kiln dried lumber for industrial use in West Virginia, including cross ties and pallet materials.

         Additionally, Charles L. Stout, President of NELX, Inc., and applied Mechanic Corporation, a West Virginia corporation, announced that for the sum of one dollar ($1.00), Applied Mechanics Corporation through a corporate resolution will assign to NELX, Inc. all its right, title, and interest in each of Roane County, West Virginia oil and gas properties it owns to facilitate the proposed development plans of Square Roots, Incorporated. This transfer is subject to West Virginia Department of Environmental Protection approval and will be accomplished as each property transfer is approved by same regulatory body and also by the NELX, Inc. Board.

     There are no other acquisitions currently in discussion by the NELX, Inc. Board.

Item 3.           Bankruptcy or Receivership

         None.

Item 4.           Changes in Registrants Certifying Accountant

         None.

Item 5.           Other Events

         None.

Item 6.           Appointment of New Directors

         None.

                  Resignation and Appointment of Officers

         None.

Item 7.           Financial Statements Pro Forma Financial & Exhibits

         Financial Statements - None.

         Exhibits - None.

                                   Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 17, 2000


                                   NELX, Inc.


                                       /s/ Charles L. Stout
                                   By: ---------------------------------------
                                            Charles L. Stout, President